Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES FINANCIAL RESULTS FOR

FIRST FISCAL QUARTER 2017

IRVINE, Calif. — Oct. 26, 2016 — Western Digital Corp. (NASDAQ: WDC) today reported revenue of $4.7 billion, operating income of $232 million and a net loss of $366 million, or $1.28 per share, for its first fiscal quarter ended Sept. 30, 2016. The GAAP net loss for the period includes charges associated with the company’s recent acquisitions and debt extinguishment charges related to its repricing and repayment of outstanding debt. Excluding these charges and other non-GAAP adjustments, first quarter non-GAAP operating income was $632 million and non-GAAP net income was $341 million, or $1.18 per share.

In the year-ago quarter, the company reported revenue of $3.4 billion, operating income of $322 million and net income of $283 million, or $1.21 per share. Non-GAAP operating income in the year-ago quarter was $405 million and non-GAAP net income was $366 million, or $1.56 per share.

The company generated $440 million in cash from operations during the first fiscal quarter of 2017, ending with total cash and cash equivalents of $4.1 billion. On Aug. 3, 2016, the company declared a cash dividend of $0.50 per share of its common stock, which was paid to shareholders on Oct.17, 2016.

“We are pleased with our performance in the September quarter, the first full quarter as an integrated company following the SanDisk acquisition in May,” said Steve Milligan, chief executive officer. “Demand for both hard drive and flash-based products was strong across all customer categories, driven by cloud and mobile applications, as well as better-than-expected PC market trends. We are encouraged by the uniformly positive response to the new Western Digital platform from our broadened customer base.

“The Western Digital team is executing very well against our top business objectives, including the integrations of the legacy HGST, SanDisk and WD operations, and our transition to next-generation NAND technology. We are on track to achieve our synergy goals associated with these integrations and our transition to 3D NAND continues to progress as planned.”

Western Digital Announces Financial Results for First Fiscal Quarter 2017

The investment community conference call to discuss these results and the company’s guidance for the second fiscal quarter 2017 will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The live and archived conference call/webcast can be accessed online at investor.wdc.com. Supplemental financial information, including the company’s guidance for the second fiscal quarter 2017, will also be posted on the same website. The telephone replay number in the U.S. is 1-(855) 859-2056 or +1-(404) 537-3406 for international callers. The required passcode is 87154641.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company’s preliminary financial results for its first fiscal quarter ended Sept. 30, 2016, integration activities from the company’s acquisitions; achievement of our synergy goals associated with those acquisitions; and our transition to 3D NAND technology. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The preliminary financial results for the company’s first fiscal quarter ended

Western Digital Announces Financial Results for First Fiscal Quarter 2017

Sept. 30, 2016 included in this press release represent the most current information available to management. The company’s actual results when disclosed in its quarterly report on Form 10-Q may differ from these preliminary results as a result of the completion of the company’s financial closing procedures; final adjustments; completion of the review by the company’s independent registered accounting firm and other developments that may arise between now and the disclosure of the final results. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-K filed with the SEC on Aug. 29, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

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Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.

Company contacts:
Western Digital Corp.	Investor Contact:
Media Contact:	Bob Blair
Jim Pascoe	949.672.7834
408.717.6999	robert.blair@wdc.com
jim.pascoe@wdc.com

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	Sep. 30,	July 1,
	2016	2016
ASSETS

Current assets:
Cash and cash equivalents	$4,077	$8,151
Short-term investments	248	227
Accounts receivable, net	2,023	1,461
Inventories	2,109	2,129
Other current assets	666	616

Total current assets	9,123	12,584
Property, plant and equipment, net	3,359	3,503
Notes receivable and investments in Flash Ventures	1,217	1,171
Goodwill	9,967	9,951
Other intangible assets, net	4,791	5,034
Other non-current assets	553	619

Total assets	$29,010	$32,862

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,946	$1,888
Accounts payable to related parties	190	168
Accrued expenses	983	995
Accrued compensation	552	392
Accrued warranty	170	172
Bridge loan	—	2,995
Current portion of long-term debt	78	339

Total current liabilities	3,919	6,949
Long-term debt	13,055	13,660
Other liabilities	1,261	1,108

Total liabilities	18,235	21,717
Total shareholders’ equity	10,775	11,145

Total liabilities and shareholders’ equity	$29,010	$32,862

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts; unaudited)

	Three Months Ended
	Sep. 30,	Oct. 2,
	2016	2015
Revenue, net	$4,714	$3,360
Cost of revenue	3,379	2,405

Gross profit	1,335	955

Operating expenses:
Research and development	639	385
Selling, general and administrative	396	192
Employee termination, asset impairment and other charges	68	56

Total operating expenses	1,103	633

Operating income	232	322
Interest and other expense, net	(503)	(8)

Income (loss) before income taxes	(271)	314
Income tax expense	95	31

Net income (loss)	$(366)	$283

Income (loss) per common share:
Basic	$(1.28)	$1.23

Diluted	$(1.28)	$1.21

Weighted average shares outstanding:
Basic	285	231

Diluted	285	234

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended
	Sep. 30,	Oct. 2,
	2016	2015
Operating Activities
Net income (loss)	$(366)	$283
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	508	236
Stock-based compensation	99	42
Deferred income taxes	147	(7)
Loss on disposal of assets	4	—
Amortization and write-off of debt discount and issuance costs	247	1
Loss on settlement of convertible debt	5	—
Non-cash portion of employee termination, asset impairment and other charges	—	18
Other non-cash operating activities, net	1	—
Changes in operating assets and liabilities, net	(205)	(28)

Net cash provided by operating activities	440	545

Investing Activities
Purchases of property, plant and equipment, net	(183)	(151)
Activity related to Flash Ventures, net	(27)	—
Investment activity, net	9	(112)
Strategic investments and other, net	(1)	(10)

Net cash used in investing activities	(202)	(273)

Financing Activities
Employee stock plans, net	26	(9)
Proceeds from acquired call option	61	—
Repurchases of common stock	—	(60)
Dividends paid to shareholders	(142)	(115)
Proceeds from debt, net of issuance costs	3,985	—
Repayment of debt	(8,242)	(31)

Net cash used in financing activities	(4,312)	(215)

Net increase (decrease) in cash and cash equivalents	(4,074)	57
Cash and cash equivalents, beginning of period	8,151	5,024

Cash and cash equivalents, end of period	$4,077	$5,081

WESTERN DIGITAL CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts; unaudited)

	Three Months Ended
	Sep. 30,	Oct. 2,
	2016	2015
Reconciliation of GAAP to Non-GAAP Operating Income
GAAP operating income	$232	$322
Non-GAAP adjustments:
Amortization of acquired intangible assets	242	25
Employee termination, asset impairment and other charges	68	56
Acquisition-related charges	27	—
Charges related to cost saving initiatives	63	—
Other	—	2

Non-GAAP operating income	$632	$405

Reconciliation of GAAP to Non-GAAP Net Income (Loss)
GAAP net income (loss)	$(366)	$283
Non-GAAP adjustments:
Amortization of acquired intangible assets	242	25
Employee termination, asset impairment and other charges	68	56
Acquisition-related charges	27	—
Charges related to cost saving initiatives	63	—
Convertible debt activity, net	5	—
Debt extinguishment costs	267	—
Other	4	2
Income tax adjustments	31	—

Non-GAAP net income	$341	$366

Diluted net income (loss) per common share:
GAAP	$(1.28)	$1.21

Non-GAAP	$1.18	$1.56

Diluted weighted average shares outstanding:
GAAP	285	234

Non-GAAP	290	234

To supplement the condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the table above sets forth non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per common share (“Non-GAAP measures”). These Non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from Non-GAAP measures used by other companies. Western Digital Corporation believes the presentation of these Non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors for measuring the Company’s earnings performance and comparing it against prior periods.

Non-GAAP operating income, non-GAAP net income and non-GAAP diluted net income per common share are Non-GAAP measures defined as operating income, net income and diluted net income per common share, respectively, before any charges that may not be indicative of ongoing operations, or any tax impact related to those charges. These Non-GAAP measures exclude: amortization of acquired intangible assets; employee termination, asset impairment and other charges; convertible debt activity, net; charges related to cost saving initiatives; acquisition-related charges; debt extinguishments; other charges; and income tax adjustments.

As described above, we exclude the following items from our Non-GAAP measures:

Amortization of acquired intangible assets. We incur expenses from the amortization of acquired intangible assets over their economic lives. Such charges are significantly impacted by the timing and magnitude of our acquisitions and any related impairment charges.

Employee termination, asset impairment and other charges. From time-to-time, in order to realign our operations with anticipated market demand or to achieve cost synergies from the integration of acquisitions, we may terminate employees and/or restructure our operations. From time-to-time, we may also incur charges from the impairment of intangible assets and other long-lived assets. These charges (including any reversals of charges recorded in prior periods) are inconsistent in amount and frequency and are not indicative of the underlying performance of our business.

Acquisition-related charges. In connection with our business combinations, we incur expenses which we would not have otherwise incurred as part of our business operations. These expenses include third-party professional service and legal fees, third-party integration services, severance costs, non-cash adjustments to the fair value of acquired inventory, contract termination costs, and retention bonuses. We may also experience other accounting impacts in connection with these transactions. These charges and impacts are related to acquisitions, are inconsistent in amount and frequency, and are not indicative of the underlying performance of our business.

Charges related to cost saving initiatives. In connection with the transformation of our business, we have incurred charges related to cost saving initiatives which do not qualify for special accounting treatment as exit or disposal activities. These charges, which are not indicative of the underlying performance of our business, primarily relate to costs associated with rationalizing our channel partners or vendors, transforming our information systems infrastructure, integrating our product roadmap, and accelerated depreciation on assets.

Convertible debt activity, net. We exclude non-cash economic interest expense associated with the convertible senior notes, the gains and losses on the conversion of the convertible senior notes and call option, and unrealized gains and losses related to the change in fair value of the exercise option and call option. These charges and gains and losses do not reflect our cash operating results and are not indicative of the underlying performance of our business.

Debt extinguishment costs. From time-to-time, we replace our existing debt with new financing at more favorable interest rates or utilize available capital to settle debt early, both of which generate interest savings in future periods. We incur debt extinguishment charges consisting of the costs to call the existing debt and/or the write-off of any related unamortized debt issuance costs. These gains and losses related to our debt activity occur infrequently and are not indicative of the underlying performance of our business.

Other charges. From time-to-time, we sell investments or other assets which are not considered strategic or necessary to our business; are a party to legal or arbitration proceedings, which could result in an expense or benefit due to settlements, final judgments, or accruals for loss contingencies; or incur other charges or gains which are not a part of the ongoing operation of our business. The resulting expense or benefit is inconsistent in amount and frequency.

Income tax adjustments. Income tax adjustments reflect the difference between income taxes based on a forecasted annual non-GAAP tax rate and a forecasted annual GAAP tax rate as a result of the timing of certain non-GAAP pre-tax adjustments.